EXHIBIT 1



                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (the "Agreement") dated February 11, 1997, between PROXYMED, INC., a Florida corporation, or a nominee corporation of ProxyMed, Inc. ("Buyer") with its principal business address at 2501 Davie Road, Suite 230, Fort Lauderdale, Florida 33317, CLINICAL MICROSYSTEMS, INC., a New York corporation, ("Seller") with its principal business address at 400 West Main Street, Babylon, New York 11702, and GLENN GILCHRIST, the sole Shareholder of Seller (the "Shareholder"). Seller and Shareholder are sometimes collectively referred to in this Agreement as "Selling Parties."

         Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets, properties and business of Seller.

         THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1.        TRANSFER OF ASSETS

         Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller at the Closing described in Article 3 hereof, all the assets, properties and business of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located, all of which are sometimes collectively referred to in this Agreement as the "Assets," including, but without limitation to, the following:

         1.1 CONTRACTS AND AGREEMENTS. All right, title and interest of Seller in the contracts and licenses that Seller has (including those Seller has with its customers and clients) relating to Seller's business other than those specifically referred to elsewhere in this Agreement and more fully described on
SCHEDULE 1.1 (with commencement dates, expiration dates and renewal options), to be assumed by Buyer pursuant to Article 4 (such contracts, agreements and licenses together hereinafter collectively referred as the "Contracts");

         1.2 LEASED PROPERTY. All right, title and interest of Seller in any lease of the real property more fully described on SCHEDULE 1.2, together with all rights and privileges under such leases (hereinafter referred to as the "Leased Property"). Seller does not own, lease, possess or control any other real property;

         1.3 EQUIPMENT. All furniture, fixtures, motor vehicles and other tangible personal property of every kind and description that are located upon or within the Leased Property, and/or are owned or leased by Seller, and/or are utilized in connection with Seller's operations (whether or not upon or within the Leased Property), a current list of which is attached hereto as SCHEDULE 1.3 (hereinafter referred to collectively as the "Equipment");

         1.4 SOFTWARE PROGRAMS AND CONTRACTS. All of Seller's right, title and interest to all owned or leased software programs, and all other contracts, agreements, licenses and other commitments and arrangements, oral or written, with any person or entity respecting the ownership, license, acquisition, design, development, distribution, marketing, use or maintenance of software programs, source and object codes, related technical or user documentation and databases relating to Seller's business, more fully described on SCHEDULE 1.4 (with commencement dates, expiration dates and renewal options for leases and licenses), except for off the shelf software (hereafter referred to collectively as the "Software Programs and Contracts"), and to be assumed by Buyer pursuant to Article 4;

         1.5 ACCOUNTS RECEIVABLE. All of the Seller's accounts receivable at the Closing Date (as defined in Article 3 below) arising out of the operation of Seller's business in the ordinary course and unpaid as of the Closing Date (hereinafter referred to as "Accounts Receivable");

         1.6 BANK/CASH ACCOUNTS. All of Seller's bank/cash accounts, including investments and cash equivalents as of the Closing Date;

         1.7 OTHER INTANGIBLES. All trade names, trademarks, service marks, copyrights, patents, patent rights, licenses, brand names, trade secrets, technical know-how, goodwill, rights, if any, to domain names and telephone numbers, and other intangibles more fully described on Schedule 1.7;

         1.8 BOOKS AND RECORDS. All papers, computerized databases and records in Seller's care, custody or control relating to any or all of the above described Assets and the operation thereof, including but not limited to all personnel and labor relations records, sales records, marketing materials, and accounting and financial records;

         1.9 PREPAID EXPENSES AND DEPOSITS . All prepaid expenses and other prepaid items and deposits relating to any of the Assets and the operation of Seller's business;

         1.10 PERMITS, ETC. All permits, licenses, franchises, consents or authorizations issued by, and all registrations and filings with any governmental agency in connection with Seller's business, whenever issued or filed, excepting only those which by law or by their terms are non-transferable and those which have expired; and

         1.11 ALL PROPERTY NOT ELSEWHERE DESCRIBED. All other properties of Seller of every kind, character or description owned, used or held for use (whether or not exclusively) in connection with Seller's business, whenever located and whether or not similar to the things set forth elsewhere in this
Article 1.

ARTICLE 2.        PURCHASE PRICE

         2.1 PAYMENT OF PURCHASE PRICE. In consideration for the transfer and assignment by Seller of the Assets and in consideration of the representations, warranties and covenants of Selling Parties set forth herein, Buyer on the conditions set forth herein,

                  (a) shall pay to Seller or its assignee(s) at the Closing (as hereinafter defined) Three Million Dollars ($3,000,000) in cash as more fully described in Section 3.2 hereof;

                  (b) shall deliver to Seller or its designee(s) that number of shares of Common Stock of Buyer which equals $1,000,000 of ProxyMed's Common Stock, $.001 par value, at its fair market value defined as the average of the closing price of the Common Stock as reported to have traded on the NASDAQ/NMS System at the close of business on the three
         (3) trading days prior to and the three (3) trading days after the date of the announcement of this Agreement more fully described in Section
         3.2 hereof. In the event that the fair market value is below $7.00 per share, the maximum number of shares Buyer shall be obligated to issue will be 142,857, and if the fair market value is above $9.00 per share, the minimum number of shares Buyer will be required to issue will be 111,111.

                  (c) as additional consideration, shall pay Seller or its assignee(s), so long as Shareholder's employment by the Buyer shall not have been either (i) terminated by the Buyer for "cause", as such term is defined in Section 5(b) of that certain Employment Agreement between the Shareholder and the Buyer dated as of the Closing Date (the "Employment Agreement"), or (ii) voluntarily terminated by Shareholder (which shall not include termination by death or Disability as such capitalized term is defined in Section 5(a) of the Employment Agreement or for any reason set forth in the last sentence of Section 5(c) of the Employment Agreement) during the two year period commencing on the effective date of the Employment Agreement, as follows:

                           (i) twelve months after the Closing Date $750,000;

                  and
                           (ii) twenty-four months after the Closing Date
                  $500,000; and

                           (iii) thirty-six months after the Closing Date
                  $750,000;

                           (iv) payments pursuant to (i),(ii) and (iii) above
                  shall be payable within forty five days after the due date. At least fifty percent (50%) of such payments shall be made in cash and, at the sole discretion of the Buyer, the remaining balance, if any, in Buyer's Common Stock based on the fair market value defined as the closing price at which the Common Stock is reported to have traded at the end of day on the NASDAQ/NMS System on the first anniversary after Closing Date with respect to the payment referred to in (c)(i); on the second anniversary of the Closing Date with respect to the payment referred to in (c)(ii) and on the third anniversary of the Closing Date with respect to the payment referred to in c(iii); provided, however, that if the Buyer has issued any press release relating to its earnings during the thirty (30) day period prior to any of such respective valuation dates referred to in the previous clause, then the fair market value of the Common Stock to be issued to Seller during such year shall be determined at the end of the trading day prior to the announcement of such earning release. Any payments in Common Stock shall be Rule 144 restricted stock with restricted legend and stop transfer instructions, with no registration rights. Buyer shall have the right to prepay in whole or in part any of the additional payments described in clauses (c)(i), (c)(ii) and
                  (c)(iii) above without penalty or other liability to the Selling Parties. If Buyer elects to make any portion (not to exceed fifty percent(50%) as hereinabove provided) of such additional payments in its Common Stock, such stock shall be valued at the closing price on the date immediately prior to the prepayment date, subject to the proviso regarding press releases contained in the last clause of the second preceding sentence; further, in the event that substantially all of the assets or stock of Buyer is sold to a third party, and such third party defaults in making any additional payment due hereunder, such third party shall be required to accelerate and immediately pay in cash any additional payments not yet paid with interest thereon at the rate of ten percent (10%) per annum from the date such payments were due until paid in full;

                           (v)The only condition to the payment of the
                  consideration described in (i), (ii) and (iii) is that set forth in subparagraph (c) of this Section 2.1.

                  (d) shall assume and discharge, and shall indemnify Seller against, liabilities and obligations of Seller (i) appearing on the Balance Sheet of Seller as of the date of the Last Fiscal Year End (as defined in Section 6.2 hereof) and any such liabilities and obligations incurred by Seller in the ordinary course of its business from the date of such Balance Sheet through the Closing Date, whether or not such liabilities have been invoiced to Seller as of the Closing Date, and
         (ii) under the leases, contracts or other agreements, if any, specified on SCHEDULE 4 but only to the extent that such liabilities or obligations accrue on or after the Closing Date, unless Buyer has elsewhere in this Agreement or in any other agreement, document or schedule delivered in connection therewith specifically agreed to assume any such liability or obligations.

         2.2 ALLOCATION OF PURCHASE PRICE. The parties agree that the Purchase Price (defined as the sum of the amounts specified in clauses (a), (b) and ( c ) above shall be allocated as set forth on SCHEDULE 2.2 and that such allocation will be used by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes.

ARTICLE 3.        THE CLOSING.

         The closing of the purchase and sale of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Seller at 10:00 a.m. local time, on March 14, 1997, or at such other place and/or time as the parties may agree in writing (the "Closing Date"). In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer (if such failure of conditions is on the part of Selling Parties) or Seller (if such failure of conditions is on the part of Buyer) may extend the Closing Date for a period or periods not exceeding an aggregate of 30 days by written notice to the other party. If on the original or any postponed Closing Date, Seller has been unable to obtain all waivers and consents of third parties and governmental agencies required by this Agreement, then Buyer, on written notice, may postpone the Closing to a time not later than 10:00 a.m. local time, on April 15, 1997.

         3.1 SELLING PARTIES' OBLIGATIONS AT THE CLOSING. At the Closing, Selling Parties shall deliver or cause to be delivered to Buyer:

                  (a) Assignment and assumption agreements for all contracts and agreements, personal property and equipment leases, and all other contracts and agreements of Seller to be assumed in connection herewith, in form and substance satisfactory to Buyer's counsel, and accompanied by all consents required; and

                  (b) Assignments in recordable form of all the Leased Property, and accompanied by all consents of lessors required and estoppel certificates; and

                  (c) Instruments of assignment and transfer (including a bill of sale and assignments of trademarks) of all of the other Assets of Seller to be transferred hereunder, in form and substance satisfactory to Buyer's counsel provided, however, that Seller shall not be deemed to be in default of its obligation to deliver consents of third parties hereunder if Seller requests such third party consents in writing and uses reasonable efforts to obtain same prior to Closing, unless Buyer deems that the lack of any such consent may have a material adverse affect on the financial condition, business assets or prospects of Seller's business.

         Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets to be sold, conveyed, transferred, assigned and delivered by this Agreement.

         Selling Parties, at any time before or after the Closing Date, shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement, If requested by Buyer, Selling Parties agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Selling Parties' name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Selling Parties.

         3.2 BUYER'S OBLIGATIONS AT THE CLOSING. At the Closing, Buyer shall deliver to Seller against delivery of the items specified in Section 3.1 a certified or bank cashier's check or a wire transfer of immediately available funds in the amount of $3,000,000 payable to Seller and issuance to Seller of that number of shares of Common Stock of the Buyer more fully described in
Section 2.1(b) hereof. The Common Stock issued shall be Rule 144 restricted stock with restricted legend and stop transfer instructions. Seller shall not be granted any registration rights. Such shares shall be issued to the Shareholder in the relative proportions as set forth in written instructions of Seller to Buyer at least five (5) business days prior to the Closing. In addition, Buyer shall deliver to Seller such Assignment and Assumption of Liabilities Agreements, in form reasonably satisfactory to counsel for Seller, as may be necessary to comply with Buyer's obligations under Section 2.1 (d) and Article 4 hereof.

ARTICLE 4.        ASSUMPTION OF LIABILITIES

         Buyer is not assuming any debt, liability or obligation of Seller, whether known or unknown, fixed or contingent, except as herein specifically otherwise provided. Selling Parties agree to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer hereunder, and to pay any and all attorneys' fees and legal costs incurred by Buyer, its successors and assigns in connection therewith. Buyer shall have the benefit of and shall perform and assume all leases, contracts, agreements, and licenses, if any, specifically listed on SCHEDULE 4, in accordance with the terms and conditions thereof, with the written consent of the other parties where required, except to the extent modifications are specifically set forth on such SCHEDULE 4 and except to the extent set forth in the assignments or assignment and assumption agreements.

ARTICLE 5.        EXCISE AND PROPERTY TAXES

         Buyer shall pay all sales, use and transfer taxes arising out of the transfer of the Assets up to five thousand dollars ($5,000), and Seller shall pay any excess over five thousand dollars ($5,000). Seller shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the business being sold hereunder. Buyer shall not be responsible for any business, occupations, withholding or similar tax, or for any taxes of any kind related to any period before the Closing Date, including, without limitation all federal and state and local taxes relating to Seller prior to the Closing Date.

ARTICLE 6.        REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

         Selling Parties, jointly and severally, hereby represent and warrant to Buyer that the following representations are and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such representations constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each warranty set forth in this Article 6 shall survive the Closing and any investigation made by or on behalf of Buyer.

         6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATIONS. Seller is a corporation duly organized, validly existing, and in good standing under the laws of New York, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact its business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary. SCHEDULE 6.1 lists all the shareholders of Seller and their respective interests.

         6.2 FINANCIAL STATEMENTS. SCHEDULE 6.2(a) to this Agreement sets forth the consolidated balance sheets of Seller as of December 31, 1996, (the "Last Fiscal Year End") and as of December 31, 1995 (the "Prior Fiscal Year End"), and the related statement of income and retained earnings for such years. SCHEDULE 6.2(b) to this Agreement sets forth unaudited balance sheet of Seller as of February 28, 1997 (the "Stub Period Date"), together with related unaudited statement of income and retained earnings for the two (2) month period then ending, certified by the President of Seller. The financial statements in SCHEDULES 6.2(a) and 6.2(b) are referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") as of the date of this Agreement consistently followed by Seller throughout the periods indicated, and fairly present the financial position of Seller as of the respective dates of the balance sheets included in the Financial Statements, and the results of their operations for the respective periods indicated. Seller has no liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP that were not fully reflected or reserved against in the Financial Statements. Seller, at its expense, will retain independent public accountants to audit the Financial Statements, whose opinions with respect to such Financial Statements are included SCHEDULE 6.2(a).

                  (a) As of the Closing, Seller will have (i) at least $166,000 net working capital (excluding capitalized software and receivables from Unilab); (ii) a current assets to current liabilities ratio of 1.5 to 1; and (iii) Financial Statements satisfactory to Buyer.

         6.3 ABSENCE OF SPECIFIED CHANGES. Except as set forth on SCHEDULE 6.3 hereof, since the Last Fiscal Year End there has not been any:

                  (a) Transaction by Seller except in the ordinary course of business;
                  (b) Capital expenditure or purchase commitments by Seller exceeding $5,000;
                  (c) Adverse change in the financial condition, liabilities, assets, business or prospects of Seller;
                  (d) Destruction, damage to, or loss of any assets of Seller (whether or not covered by insurance) that materially adversely affects the financial condition, business or prospects of Seller.
                  (e) Labor trouble or other event or condition of any character materially adversely affecting the financial condition, business, assets or prospects of Sellers;
                  (f) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;
                  (g) Revaluation by Seller of any of its Assets;
                  (h) Increase in the salary or other compensation payable or to become payable by Seller to any of its officers, directors, employees, or consultants or the declaration, payment or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;
                  (i) Sale or transfer of any Asset of Seller, except in the ordinary course of business;

                  (j) Execution, creation, amendment or termination of any contract, agreement or license to which Seller is a party, except in the ordinary course of business;
                  (k) Loan by Seller to any person or entity, or guaranty by Seller of any loan;
                  (l) Waiver or release of any right or claim of Seller, except in the ordinary course of business;
                  (m) Mortgage, pledge or other encumbrance of any Asset of Seller;
                  (n) Other event or condition of any character that has or might reasonably have a material adverse effect on the financial condition, business, Assets or prospects of Seller;
                  (o) Loss, known to Seller, of customers of third party payors resulting in a material adverse change in customers or third party payors;
                  (p) Distributions to any shareholders or third parties; or
                  (q) Agreement by Seller to do any of the things described in the preceding clauses (a) through (p).

         6.4       TAX MATTERS.

                  (a) All federal, state and local tax returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to Seller, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis, and in accordance with the laws, regulations and administrative requirements of any applicable taxing authority. All such tax returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

                  (b) Seller has made available to Buyer all reports of and communications for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign governmental agencies who have examined the respective books and records applicable to Seller or any affiliated group of which Seller is a member. SCHEDULE 6.4(b) describes all adjustments in respect of Seller to income tax returns filed by, or on behalf of, Seller or any affiliated group of corporations of which Seller is or was a member, for all open taxable years, that have been proposed by any representative of any taxing authority, and SCHEDULE 6.4(b) describes the resulting taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against, settled, or, as described in SCHEDULE 6.4(b) are being contested in good faith by appropriate proceedings. Except as set forth in SCHEDULE 6.4(b), neither Seller, nor any affiliated party to Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statue of limitations relating to the payment of taxes for which Seller may be liable.

                  (c) Except as set forth in Schedule 6.4(c), Seller has paid, or made provision for the payment of, all taxes that have or may become due for all periods ending on or before the Closing Date, including, without limitation, all taxes reflected on the tax returns referred to in this Section 6.4, or in any assessment, proposed assessment, or notice, received by Seller or any affiliated party with Seller, except such taxes, if any, as are set forth in SCHEDULE 6.4(c) that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to taxes on the books of Seller are determined in accordance with GAAP consistently applied. In all material respects, all taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority. There are no liens with respect to taxes upon any of the properties or assets, real or personal, tangible or intangible, of Seller (except for taxes not yet due).

                  (d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any taxes, pending between Seller and any taxing authority.

                  (e) All elections with respect to taxes affecting Seller as of the date hereof are set forth in SCHEDULE 6.4(e).

                  (f) There is no existing tax sharing agreement that may or will require that any payment be made by or to Seller on or after the Closing Date except as disclosed on SCHEDULE 6.4(f).

                  (g) Seller has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Internal Revenue Code, nor has the Internal Revenue Service proposed any such adjustment or change in accounting method with respect to Seller. Seller does not have any application pending with any taxing authority requesting permission for any change in accounting method.

                  (h) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Buyer or Seller by reason of
         Section 280G of the Internal Revenue Service Code.

                  (i) Except as provided for in SCHEDULE 6.4(i), Seller does not own an interest in any (i) domestic international sales corporation,
         (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

         6.5 LEASED PROPERTY. SCHEDULE 1.2 to this Agreement is a complete and accurate legal description of each parcel of real property leased to Seller, together with a substantially true and correct floor plan and a list of the policies of leasehold title insurance issued to Seller for these properties. True, correct and complete copies of the Leased Property have been delivered to Buyer. All leases relating to the Leased Property are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases.

         6.6 ZONING. To the best knowledge of Selling Parties, the zoning of each Leased Property described in SCHEDULE 1.2 permits the presently existing improvements and the continuation of the business presently being conducted on such parcel.

         6.7 CONTRACTS, ETC. The contracts described in SCHEDULE 1.1 and 1.4 consist of all material written and oral contracts, licenses and agreements, and any other commitments, or understandings entered into by Seller in the ordinary course of business with its customers, clients and other third parties other than those specifically referred to elsewhere in this Agreement. True, correct and complete copies of the contracts and agreements described in SCHEDULES 1.1 and 1.4 have been delivered to Buyer. Except as set forth on Schedule 1.1 and
1.4 all such contracts and agreements are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute default under any of these contracts and agreements. There have been no claims or defaults, and to the best knowledge of the Selling Parties, there are no facts or conditions which if continued, or unnoticed, will result in a default under these contracts or agreements.

                   Except as set forth in SCHEDULE 4, Seller is not a party to, nor are the Assets bound by, any other agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any other agreement that is unusual in nature, duration or amount (including, without limitation, any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from Closing Date or calling for consideration of more than $5,000 or requiring purchases at prices in excess of, or sales at prices lower than, prevailing market prices). To Selling Parties' knowledge, all contracts which will be assigned to or assumed by Buyer under this Agreement are valid and binding upon the parties thereto. To Selling Parties' knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a material default by any party to any of the agreements listed in SCHEDULE 4, except as set forth on SCHEDULE 4. Except as set forth on Schedule 4, Seller has not received notice that any party to any of the agreements listed in SCHEDULE 4 intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. To Selling Parties' knowledge, Seller is not a party to, nor is Seller or the Assets bound by, any agreement that is materially adverse to the business, property, or financial condition of Seller.

         6.8 OTHER TANGIBLE PERSONAL PROPERTY. The Equipment described in
Section 1.3 and SCHEDULE 1.3 of this Agreement constitutes all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with its business. Except as stated in SCHEDULE 1.3, no Equipment used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession of anyone other than an employee of Seller.

         6.9 ACCOUNTS RECEIVABLE. The Accounts Receivable reflected on the balance sheet dated the Stub Period Date included in the Financial Statements, and the Accounts Receivable created after the date thereof, are valid and genuine and arose from bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of Seller's business. Except for the Unilab Receivable, the Accounts Receivable have been collected in full since that date, or are collectible at their full amounts, or are adequately reserved to the extent they are uncollectible.

         6.10 TRADE NAMES, TRADEMARKS AND COPYRIGHTS. Except as set forth in
SCHEDULE 6.10, Seller does not use any trademark, service mark, trade name, copyright or brand name in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications or brand names. To the best knowledge of Selling Parties, no person (other than Seller) owns any trademark, trademark registration or application, service mark, trade name, copyright, copyright registration or application, or brand name, the use of which is necessary or contemplated in connection with the performance of any contract to which Seller is a party. Except as set forth in Schedule 6.10, to the best knowledge of Seller, Seller has the right and authority to use such trade names, trademarks and copyrights as are necessary to enable it to conduct and to continue to conduct, and such use does not and will not conflict with, infringe or violate any intellectual or proprietary rights of others.

         6.11 PATENTS AND PATENT RIGHTS. SCHEDULE 6.11 to this Agreement is a complete schedule of all patents, inventions, industrial models, processes, designs, formulas and applications for patents ("Intellectual Properties") owned by Seller or in which Seller has any rights, licenses or immunities. The patents and applications for patents listed in SCHEDULE 6.11 are valid and in full force and effect and are not subject to any taxes, maintenance fees or actions falling due within 90 days after the Closing Date. Except as set forth in SCHEDULES 6.11 or 6.20, there have not been any administrative, judicial, arbitration, or other adversary proceedings concerning the Intellectual Properties listed in SCHEDULE
6.11. Each patent application is awaiting action by its respective patent office except as otherwise indicated in SCHEDULE 6.11. The manufacture, use or sale of the inventions, models, designs and systems covered by the Intellectual properties listed in SCHEDULE 6.11 do not violate or infringe on any patent or any proprietary or personal right of any person, firm or corporation, and Seller has not infringed and is not now infringing on any patent or other right belonging to any person, firm or corporation. Except as set forth in SCHEDULE 6.11, Seller is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. Seller has the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted, and such use does not and will not conflict with, infringe or violate any patent or other rights of others.

         6.12 TRADE SECRETS. SCHEDULE 6.12 to this Agreement is a true and complete list, without extensive or revealing descriptions, of trade secrets used by Seller in (or owned by Seller and useful in) the operation of its business, including all customer lists, processes, know-how and other technical data. The specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures and other material relating to it, is also set forth with it in such SCHEDULE 6.12. Each trade secret's documentation is current, accurate and sufficient in detail and content to identify and explain it, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others. Seller is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in SCHEDULE
6.12. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of these trade secrets; any of its employees and any other persons, who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and have entered into appropriate agreements that Seller's trade secrets are proprietary to Seller and are not to be divulged or misused. All these trade secrets are presently valid and protectible, and are not part of the public knowledge or literature, nor to Seller's knowledge have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Seller.

         6.13 OTHER INTANGIBLE PROPERTY. SCHEDULE 6.13 to this Agreement is a true and complete list of all intangible assets, other than those specifically referred to elsewhere in this Agreement, and the location of evidences of title to such Assets.

         6.14 TITLE TO ASSETS. Seller has good and marketable title to all the Assets and its interest in the Assets to be conveyed to Buyer hereunder, whether real or personal, mixed, tangible, and intangible, which constitute all the Assets and interest in Assets that are used in the business of Seller. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (i) those disclosed in Seller's balance sheets as of the Stub Period Date, included in the Financial Statements, or in the Schedules to this Agreement; (ii) the lien of current taxes not yet due and payable; and
(iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these Assets, nor materially impair business operations. All the Assets are in good operating condition and repair, ordinary wear and tear excepted. Seller is in possession of all premises leased to it from others. Except as set forth on the appropriate Schedule listing such assets, neither any officer, nor any director or employee of Seller, nor any spouse, child or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Seller or any copyrights, patents, trademarks, trade names or trade secrets licensed by Seller. Seller does not occupy any Leased Property in violation of any law, regulation or notice.

         6.15 CUSTOMERS AND TRANSACTIONS. SCHEDULE 6.15 to this Agreement is a correct and current list of all customers and clients of Seller together with summaries of the sales made to each customer or client during the most recent fiscal year. Except as indicated in Schedule 6.15, Seller has no information and is not aware of any facts indicating that any of these customers and clients intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller.

         6.16 EXISTING EMPLOYMENT ARRANGEMENTS. SCHEDULE 6.16 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, deferred compensation, stock option, or other agreements or arrangements providing for employee or outside consultant remuneration or benefits to which Seller is a party or by which Seller is obligated, whether of a legally binding or in the nature of informal understandings. All these contracts and arrangements are in full force and effect, and neither Seller nor to Selling Parties' knowledge, any other party is in default under them. There has been no claims of defaults and, to the best knowledge of Selling Parties, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the best knowledge of Selling Parties, threatened labor dispute, strike or work stoppage affecting Seller's business.

         6.17 INSURANCE POLICIES. SCHEDULE 6.17 to this Agreement is a description of all insurance policies held by Seller concerning the Assets. All these policies are in the respective principal amounts set forth in SCHEDULE
6.17. Seller has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) general commercial liability insurance with a face amount of $1,000,000/$2,000,000.

         6.18 UNREGISTERED SECURITIES. Seller and Shareholder (i) understand that the Common Stock issued or to be issued pursuant to Section 2.1 of the Agreement has not been, and will not be registered under the Securities Act of 1933, as amended, (the "Act") or under any state securities laws, and that they are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring the Common Stock solely for their own account for investment purposes and with a view to the "distribution" thereof (as such term is defined in judicial and administrative interpretations under Section 2(11) of the Act), (iii) have received certain information concerning Buyer, including without limitation the Reports referred to in Section 7.2 and have had the opportunity to obtain additional information as desired in order to evaluate the merits of purchasing and holding said Common Stock, (iv) are able to bear the economic risk and lack of liquidity inherit in holding the Common Stock until such time as the Common Stock may be registered or may be sold pursuant to Rule 144, (v) have sufficient knowledge and experience in financial and business matters that they are capable of evaluating the merits and risk of an investment in Buyer, (vi) understand that the certificates representing said Common Stock will be stamped or otherwise imprinted with the legend in substantially the following form:

               The Shares of Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, including without limitation, New York, and may not be sold transferred, pledged, hypothecated, or otherwise disposed of in any manner unless they are registered under such Act and any securities laws of any applicable jurisdiction or unless exemptions from such registrations are available and that an opinion of counsel, satisfactory to ProxyMed, Inc. to that effect is delivered to ProxyMed, Inc.

         6.19 COMPLIANCE WITH LAWS. To the best of Selling Parties' knowledge, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable environmental, health, building, zoning or other law, ordinance or regulation) affecting its properties (including the Leased Property) or the operation of its business.

         6.20 LITIGATION. Except as set forth in SCHEDULE 6.20, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of Selling Parties, threatened, against or affecting Seller, or any of its business, Assets or financial condition. The matters set forth in SCHEDULE 6.20 if decided adversely to Seller will not result in a material adverse change in the business, Assets or financial condition of Selling Parties. Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 6.20. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in SCHEDULE 6.20. Seller is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         6.21 ASSETS SUFFICIENT FOR CONDUCT OF BUSINESS. The Assets constitute all of the assets required for Buyer to conduct the business of Seller as it is presently conducted.

         6.22 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. To the best knowledge of the Selling Parties, neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation;
(iv) the creation or imposition of any lien, charge or encumbrance on any of the Assets; or (v) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Seller or the Assets.

         6.23 AUTHORITY AND CONSENTS. Except as set forth in SCHEDULE 6.23 Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons other than Selling Parties are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Seller have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's security holders). This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         6.24 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth in SCHEDULE 6.24, neither Seller nor any officer, director or, to the best knowledge of the Selling Parties, any employee of Seller, nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, customer or client of Seller or in any person with whom Seller is doing business.

         6.25 PERSONNEL IDENTIFICATION AND COMPENSATION. SCHEDULE 6.25 is a list of the names and addresses of all officers, directors, employees, agents and consultants of Seller, stating the rates of compensation payable to each and setting forth all vacation time, sick leave and other paid time off accrued for each of them through the Closing Date and the date and amounts of each persons last salary increase. No other person, except accountants, auditors and attorneys regularly performs compensable services for Seller.

         6.26 BANK ACCOUNTS, ETC. SCHEDULE 6.26 lists (i) the names and addresses of all persons holding a power of attorney on behalf of Seller and
(ii) the names and addresses of all banks or other financial institutions in which Seller has an account, deposit or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or who have access to these boxes.

         6.27 BULK TRANSFER NOTICE. Except as contained on any SCHEDULE hereto, Seller has transferred the Assets sold hereunder free and clear of all debts and encumbrances or other obligations owed to any third party prior to the Closing Date, and Buyer has agreed to waive any formal requirements of any applicable state bulk sale transfer laws. Seller and Shareholder agree to hold Buyer harmless and indemnify Buyer against any such claims asserted against Buyer from any creditors entitled to advance notice of the sale of the Assets under any applicable state bulk sales transfer laws, and Buyer may offset any such claimed amounts due it hereunder against any amounts due Seller or Shareholder by Buyer.

         6.28      ENVIRONMENTAL MATTERS.

                  (a) To the best knowledge of the Selling Parties, except as set forth in SCHEDULE 6.28, Seller has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the business under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or hazardous substances or wastes.

                  (b) To the best knowledge of the Selling Parties, except as set forth in SCHEDULE 6.28, Seller is in full compliance in the conduct of the business with all material terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (c) Except as set forth in SCHEDULE 6.28, Seller is not aware of, nor has Seller nor any of its subsidiaries received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or hazardous substance or waste.

                  (d) Except as set forth in SCHEDULE 6.28, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Seller in connection with the conduct of the business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         6.29 LABOR MATTERS. To the best knowledge of the Selling Parties, Seller is in compliance in all material respects with all currently applicable federal, state and local laws and regulations respecting employing, discrimination, discrimination in employment, disability, terms and conditions of employment, wages and hours, occupational safety and health and employment practices except for such failures to comply as would not reasonably be expected to have a material adverse effect, either individually or in the aggregate, on Seller. As of the date hereof, Seller has received no notice from any governmental entity and, as of the date hereof, there has not been asserted before any governmental entity any claim, action or proceeding to which Seller is a party, and there is not any investigation or hearing pending or threatened concerning Seller, arising out of or based upon any such laws, regulations or practices.

         6.30 DOCUMENTS DELIVERED. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit delivered by Selling Parties or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what is purported to be by Selling Parties and has not been amended, canceled or otherwise modified.

         6.31 FULL DISCLOSURE. None of the representations and warranties made by Selling Parties herein or in any SCHEDULE hereto contains or will as of the Closing Date contain any untrue statement of a material fact, or omits any material fact necessary to make the statements made herein, in light of the circumstances under which there were made, not misleading. There is no fact known to Selling Parties which materially adversely affects the condition, Assets, liabilities, business, operations or prospects of Seller that has not been set forth herein.

ARTICLE 7.        BUYER'S REPRESENTATIONS AND WARRANTIES.

         Buyer hereby represents and warrants to Selling Parties that the following representations are and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledges that such representations constitute the basis upon which the Selling Parties are induced to enter into and perform this Agreement. Each warranty set forth in this Article 7 shall survive the Closing and any investigation made by or on behalf of Selling Parties.

         7.1 AUTHORITY AND CONSENTS. Buyer represents and warrants that Buyer is a corporation duly organized, existing and in good standing under the laws of Florida. Buyer has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons other than its Board of Directors are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         7.2 REPORTS. Buyer has delivered to Seller and Shareholder copies of its reports on Form 10-KSB, 10-QSB, 8K, and amendments thereto, containing financial exhibits, filed since its fiscal year ended December 31, 1995 (the "Reports"). The Reports were timely filed with the Securities and Exchange Commission and did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There has not been any material or adverse change in the business, assets or liabilities of Buyer which has occurred since the date of the last Report, and which has not been disclosed in writing to Seller and Shareholder. There is no fact known to Buyer which materially adversely affects its condition, assets, liabilities, business, operations or prospects that has not been set forth in its Reports.

         7.3 SHARES OF COMMON STOCK. The shares of Buyer's Common Stock delivered to the Shareholder at the Closing and those that may be issued pursuant to Section 2.1 hereof will be Rule 144 restricted stock validly and legally issued and will be fully paid and not assessable.

         7.4 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provisions of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of Buyer or, to the knowledge of Buyer, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound; (iii) to the knowledge of Buyer, an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation;

(iv) to the knowledge of Buyer, the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer.

ARTICLE 8.        SELLING PARTIES' OBLIGATIONS BEFORE CLOSING.

         Selling Parties covenant that, except as otherwise agreed in writing to by Buyer, from the date of this Agreement until the Closing:

         8.0 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer and its counsel, accountants and other representatives shall be entitled to have full access during normal business hours to all Seller's properties, books, accounts, records, contracts and documents of or relating to the Assets. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of Seller that may reasonably be requested.

         8.1 CONDUCT OF BUSINESS IN NORMAL COURSE. Seller shall carry on its business and activities in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement. Seller shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Seller its present officers and employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

         8.2 NO SOLICITATION. From the date of this Agreement to March 31, 1997 (the "Exclusivity Period"), Seller and Shareholder will not, directly or indirectly through any officer, director, stockholder or agent of Seller, or otherwise (i) solicit, initiate or encourage the submission of inquiries, takeover proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of all or substantially all of the assets of, or equity interest in Seller, or any merger, consolidation or business combination involving the Seller; (ii) enter into negotiations regarding the foregoing or furnish to any person or entity information concerning the Seller for any of the foregoing purposes; or (iii) otherwise cooperate with or assist, to participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from the Interested Party relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Seller or any of its subsidiaries or over 20% of any class of equity securities of Seller or any of its subsidiaries or any offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of Seller of any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Seller or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the closing of this Agreement or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated herein.

         8.3 MAINTENANCE OF INSURANCE. Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on any of the Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify.

         8.4 EMPLOYEES AND COMPENSATION. Seller shall not do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent or representative, or consultant, or (ii) increase benefits payable to any officer, employee, sales agent or representative or consultant under any bonus or pension plan or other contract or commitment. Seller will pay each employee the base salary, bonus, and severance, if any, plus any other compensation due, including any unused vacation, through the date of closing, and comply with all tax withholding provisions of applicable federal, state, local and foreign laws and have or will pay over to the proper governmental authorities all amounts required to be so withheld and paid over. Seller's employees will be free to become employees of Buyer should the Buyer elect to offer employment to any of Seller's employees and such employees accept any such offer of employment.

         8.5 NEW TRANSACTIONS. Seller shall not do or agree to do any of the following acts:

                  (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of its business; or

                  (b) Make any capital expenditures or commitments in excess of $5,000 for any single item or $5,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000 or

                  (c) Sell or dispose of any capital assets with a net book value in excess of $5,000 individually, or $5,000 in the aggregate.

                  (d)       Declare any dividends or make any distributions.

         8.7 PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS. Seller shall not do, or agree to do, any of the following acts: (i) pay any obligation or liability, fixed or contingent, other than current liabilities; (ii) waive or compromise any right or claim; or (iii) cancel, without full payment, any note, loan or other obligation owing to Seller.

         8.8 EXISTING AGREEMENTS. Seller shall not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts.

         8.9 CONSENT OF OTHERS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall use all reasonable efforts to obtain any written consents required by the terms and conditions of the items described in Sections 1.1, 1.2, 1.3, 1.4, 1.7, 1.9, 1.10, 1.11, 3.1, 6.22 and 6.23 and setout in any of their respective Schedules to this Agreement in form and substance satisfactory to Buyer and will furnish to Buyer executed copies of those consents obtained by Seller. In addition, Seller shall use all reasonable efforts to obtain estoppel certificates to any leased premises in form and substance satisfactory to Buyer and will furnish to Buyer executed copies of those estoppel certificates obtained by Seller.

         8.10 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Selling Parties shall use all reasonable efforts to assure that all representations and warranties of Selling Parties set forth in this Agreement and in any written statements delivered to Buyer by Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to the Closing shall have been met. Seller shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules hereto for the purposes of Article 9 hereof, unless Buyer shall have consented thereto in writing.

         8.11 SALES AND USE TAX. Seller agrees to furnish to Buyer as soon as practicable after Closing a clearance certificate from the appropriate governmental agency and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller, including without limitation, any sales taxes or use taxes owed by Seller to the State of New York that accrued prior to the sale of the Assets, have been paid.

         8.12 STATUTORY FILINGS. Seller shall cooperate fully with Buyer in preparing and filing all information and documents deemed necessary or desirable by Buyer under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder.

ARTICLE 9         CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9 Buyer may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Selling Parties shall be in default of any of their representations, warranties or covenants under this Agreement.

         9.1 ACCURACY OF SELLING PARTIES' REPRESENTATIONS AND WARRANTIES. All representations and warranties by Selling Parties in this Agreement or in any written statement that shall be delivered to Buyer by Selling Parties under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

         9.2 ABSENCE OF LIENS. At or prior to the Closing, Buyer shall have received a UCC search report dated as of a date not more than ten (10) days before the Closing Date issued by the New York Secretary of State or by a title company or other company reasonably satisfactory to counsel for Buyer indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name any of Selling Parties as debtor or otherwise indicating any lien on the Assets, except for the liens otherwise disclosed in Schedules hereto.

         9.3 SELLING PARTIES' PERFORMANCE. Selling Parties shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Selling Parties on or before the Closing Date.

         9.4 CERTIFICATION BY SELLER. Buyer shall have received a certificate, dated the Closing Date, signed by Seller's president certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Section 9.2 and 9.4 have been fulfilled.

         9.5 OPINION OF SELLING PARTIES' COUNSEL. Buyer shall have received from John R. Calcagni, Esq. counsel for Selling Parties, an opinion dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, that:

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of New York and has all necessary corporate power to own its properties as now owned and operate its business as now operated;

                  (b) This Agreement has been duly and validly authorized and, when executed and delivered by Selling Parties, will be valid and binding on Selling Parties and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

                  (c) Except as set forth in SCHEDULE 6.20 to this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller or its business or any of its properties, or financial or other condition;

                  (d) Neither the execution nor delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of,
         (A) Seller's Articles of Incorporation, Bylaws or (B) to such counsel's knowledge without independent inquiry, any indenture, license, lease, franchise, mortgage, instrument or other agreement or statute, rule, regulation, judgment, order or decree to which Seller is a party, or by which Seller or the Assets may be bound, or (ii) to such counsel's knowledge without independent inquiry, an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Seller or (iii) to such counsel's knowledge without independent inquiry, an event that would result in the creation or imposition of any lien, charge or encumbrance on any of the Assets;

                  (e) To such counsel's knowledge without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Seller of the transactions contemplated by this Agreement has been obtained or has been waived by Buyer, and such counsel has not been informed that any such consent, approval, authorization or order has been rescinded or is no longer in effect as of the Closing Date.

         9.7 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         9.8 CORPORATE APPROVAL. The execution and delivery of this Agreement by Seller, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Seller.

         9.9 ESTOPPEL CERTIFICATES. Buyer shall have received from Seller estoppel certificates and consents relating to the Lease Property in a form satisfactory to Buyer's counsel.

         9.10 CORPORATION TAX CLEARANCE. Buyer shall have received a good standing certificate for Seller as of a date not more than five days before the Closing Date, issued by the appropriate New York State authorities.

         9.11 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Seller and delivered to Buyer.

         9.12 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects, to Buyer and its counsel.

         9.13 EMPLOYMENT AGREEMENT. Buyer and the Shareholder shall have entered into an employment agreement substantially in the form of SCHEDULE 9.13 hereto. Buyer agrees to open and maintain for at least 12 months after the Closing Date (subject to the earlier closing of such offices upon the mutual consent of the Company and the Shareholder) offices at Seller's present business premises located at 400 West Main Street, Babylon, New York for the purpose of continuing the conduct of the business of Seller to be acquired by Buyer hereunder at such location during such period. In such connection, Buyer agrees to hire certain of Seller's employees as listed on SCHEDULE 9.13.A. for at least twelve months (unless Shareholder consents that any one of them maybe terminated earlier), at their same rate of pay as they currently earn and subject to each of them signing a standard employment agreement and confidentiality and no compete agreement limited to the laboratory/radiology business and the intranet and internet transmissions of healthcare data business for at least a 2 year duration. Finally, certain family members as listed on SCHEDULE 9.13.B. engaged in Seller's business will agree to execute a confidentiality agreement for at least a ten year term and a no compete agreement limited to the laboratory/radiology business for at least a 2 year term, except Shareholder's wife, who will agree to execute such a no compete agreement for at least a 5 year term.

         9.14 CHANGE OF CORPORATE NAME. If so requested by Buyer, Seller shall have changed its corporate name to a name reasonably approved by Buyer.

         9.15 TRADEMARK AND PATENT MATTERS. Buyer shall have received a report, satisfactory to Buyer, from Buyer's trademark and patent counsel concerning the matters set forth in Sections 6.10 and 6.11, and all such assignments of trademarks and patents duly assigned in recordable form to Buyer shall have been delivered to Buyer in the form satisfactory to Buyer and its counsel.

         9.16 CONTINUITY OF MANAGEMENT. Buyer shall have made arrangements suitable to it for the employment by Buyer of sufficient of Seller's employees to continue the operation of the business being transferred without disruption thereto.

         9.17 CONDITION OF ASSETS. The Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

         9.18 LOCK-UP AGREEMENTS. Shareholder shall have executed and delivered to Buyer "lock-up" agreements in form reasonably acceptable to counsel for Buyer requiring Shareholder not to sell shares of Buyer's Common Stock received pursuant to Section 2 hereof for two (2) years after issuance.

ARTICLE 10.       CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

         The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

         10.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement, including but not limited to the Reports delivered to Selling Parties pursuant to Section 7.2 hereof, shall be true in all material respects on and as of the Closing as though such representations and warranties were made on and as of that date.

         10.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         10.3 OPINION OF BUYER'S COUNSEL. Buyer shall have furnished Seller with an opinion, dated the Closing Date, of Frank M. Puthoff, Esq. counsel for Buyer, in form and substance satisfactory to Seller and its counsel, to the effect that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power to perform its obligations under this Agreement;

                  (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

                  (c) Buyer has the corporate power and authority to acquire the Assets for the consideration set forth herein;

                  (d) Every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained and will be in effect on the Closing Date;

                  (e) The Consummation of the transaction contemplated by this Agreement does not violate or contravene any of the provisions of the Articles of Incorporation, Bylaws of Buyer or of any indenture, agreement, statute, judgment or order to which Buyer is a party or by which Buyer is bound.

                  (f) This Agreement has been duly and validly authorized and, when executed and delivered by Buyer, will be valid and binding on Buyer and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (g) The shares of Buyer's Common Stock delivered to the Shareholder at Closing will be validly and legally issued and will be fully paid and not assessable.

          10.4 BUYER'S CORPORATE APPROVAL. Buyer shall have received corporate authorization and approval from its Board of Directors for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the obligations of Buyer to be performed under this Agreement on or before the Closing Date.

          10.5 CERTIFICATION BY BUYER. Seller shall have received a certificate, dated the Closing Date, signed by an executive officer of Buyer certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in Section 10.1 and 10.2 have been fulfilled.

          10.6 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

          10.7 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained on or before the Closing Date.

          10.8 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to Selling Parties under this Agreement shall be satisfactory in all reasonable respects, to Seller and its counsel.

          10.9 EMPLOYMENT AGREEMENT. Buyer shall have entered into an employment agreement with Shareholder substantially in the form of SCHEDULE 9.13 hereto.

          10.10 PAYMENT OF PURCHASE PRICE. The Buyer shall have paid the purchase price of the Assets to be paid at Closing as specified in Sections 2.1(a) and (b) and shall have delivered executed Assignment and Assumption Agreements assuming the liabilities referred to in Section 2.1(d) and described in SCHEDULE 4 hereof.

ARTICLE 11.       EMPLOYEE PLANS

         Buyer is not assuming any obligations of Seller relating to any Employee Plan as defined in Section 11.1(a) below, which are listed on SCHEDULE
4. As to such obligations which Buyer agrees to assume, the following provisions shall apply:

         11.1     DEFINITIONS

                  (a) EMPLOYEE PLAN. For purposes of this Agreement, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee (as hereinafter defined) or to which Seller is a party or bound or makes or has made any contribution or by which Seller may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which Seller may have any liability to any Subject Employee, and any such plan which is a multiemployer plan as defined in Section 3(37)(A) of ERISA).

                  (b) SUBJECT EMPLOYEE. For purposes of this Agreement the term "Subject Employee" includes all current or former officers, directors, employees or consultants who are or were employed or otherwise compensated in connection with activities involving the Assets being purchased.

         11.2  PLAN OPERATIONS.  Seller hereby represents and warrants that:

                  (a) PLANS LISTED. Except as listed on SCHEDULE 6.16, Seller does not maintain, is not a party to, does not contribute and is not obligated to contribute to any Employee Plan as defined in
         Section 11.1(a).

                  (b) PLAN DOCUMENTS. With respect to any Employee Plans of Seller, Seller has provided to Buyer complete, accurate and current copies of each of the following:

                           (i) The text (including amendments) of each of the Employee Plans, to the extent reduced to writing:

                           (ii) A description of all material elements of each of the Employee Plans, to the extent not previously reduced to writing;

                           (iii) With respect to each Employee Plan that is an employee benefit plan (as defined in section 3(3) of ERISA), the following:

                                    (A)      The most recent  summary  plan
         description, as described in section 102 of ERISA;

                                    (B)      Any   summary  of  material
         modifications that has been distributed to participants or filed with the U.S. Department of Labor but that has not been incorporated in an updated summary plan description furnished under Subparagraph (A) above, and

                                    (C)      The annual  reports,  as  described
         in section 103 of ERISA, for the most recent three plan years for which an annual report has been prepared (including all schedules and attachments).

                           (iv) With respect to each Employee Plan that is intended to qualify under section 401(a) of the Internal Revenue Code, the most recent determination letter concerning the plan's qualification under section 401(a) of the Code, as issued by the Internal Revenue Service, and

                           (v) Any handbook, manual, policy statement or similar written guidelines furnished to employees of the Seller, excluding any such items that has been superseded by any subsequent handbook, manual, policy statement or similar written guidelines.

                  (c) OPERATIONS IN GENERAL. Each Employee Plan and the Administrators and Fiduciaries of each Employee Plan and Seller have at all times complied with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such requirements of law.

                  (d) PBGC, ETC. No "reportable event" (as defined in ERISA) has occurred with respect to any Employee Plan. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred, or is expected by Seller to be incurred, by Seller with respect to any Employee Plan. There has been no event or condition which presents a risk of termination of any Employee Plan by the PBGC. No Employee Plan is a multiemployer plan as defined in ERISA or a multiple employer plan except as shown on SCHEDULE 6.16. With respect to any such multiemployer plan or multiple employer plan, there has been no withdrawal of a "substantial employer" as defined by ERISA and Seller does not expect such a withdrawal to occur.

                  (e) EXCISE TAXES, ETC. No Employee Plan, administrator or fiduciary of any Employee Plan or Seller has taken any action, or failed to take any action, that could subject it or any other person to any liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Employee Plan.

                  (f) COMMUNICATION, ETC. No Employee Plan, administrator or fiduciary of any Employee Plan or Seller has any liability under any provision of ERISA or any other applicable law by reason of any communication with any Employee Plan, or any filing or failure to file with any government entity.

                  (g) PAYMENTS, ETC. No Employee Plan, administrator or fiduciary of any Employee Plan or Seller has any liability to any plan participant, beneficiary or other person under any provision of ERISA or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits with respect to or in connection with any Employee Plan. Seller is not delinquent or in arrears on other amounts owed to or with respect to any contributions under any Employee Plan.

         11.3  PLAN LIABILITIES AND COSTS.  Seller represents and warrants that:

                  (a) DEFINED BENEFIT PLANS. As of the Closing Date (a) all liabilities (being the present value of accrued benefits), (b) the portion of such liabilities that is then unfunded, (c) all vested liabilities, (d) the portion of such vested liabilities that is then unfunded, (e) the annual contribution required under a 30-year amortization of unfunded past service liabilities, and (f) the current service costs of each Employee Plan that is a defined benefit plan (as defined by ERISA) do not exceed the amount set forth in SCHEDULE 6.16 with respect to each such plan. In each case, plan liabilities, plan costs and the value of plan assets shall be determined in accordance with such actuarial method or methods and assumptions and methods of asset valuation as are acceptable to actuaries designated by Buyer.

                  (b) PREVIOUS YEARS' COSTS. The annual cost for the year ending the Last Fiscal Year End of each Employee Plan is set forth in SCHEDULE 6.16.

                  (c) NO UNFUNDED DEFINED BENEFIT PLANS. Seller does not maintain any "pension plan" as defined in Section 3(2) of ERISA which is unfunded, unless such pension plan is permitted to be maintained on an unfunded basis by ERISA and is designated in SCHEDULE 6.16 as an unfunded pension plan.

         11.4 TAXES AND TRUSTS.  Seller represents and warrants that:

                  (a) TAXES. Each funded Employee Plan that is a "pension plan" as defined in Section 3(2) of ERISA is qualified under Section 401(a) of the Internal Revenue Code of 1954 and the trust maintained in connection with such Employee Plan is exempt from tax under Section 501(a) of the Internal Revenue Code of 1954.

                  (b) SEPARATE TRUSTS. The assets of each Employee Plan are invested in a separate trust or under a trust with one or more other such plans where the assets of each plan are separately accounted for and available only to provide benefits to employees and beneficiaries covered under that Plan and to pay allocable administrative expenses. Each Employee Plan is maintained by Seller under a plan document which does not provide for other participating employers. No Employee Plan provides credit with respect to service other than with Seller, and neither Seller nor any such Employee Plan have liability or responsibility with respect to any such credit. This Section 11.4(b) does not apply to any plan which is a multiemployer plan (as defined in ERISA) as set forth in SCHEDULE 6.16.

         11.5 AMENDMENTS. Seller shall notify Buyer of any amendment to any Employee Plan required or requested by any government agency after the Closing Date and, to the extent that any amendment would affect Buyer's obligations in any manner, shall give Buyer an opportunity to participate, at Buyer's expense, in any discussions or negotiations concerning such amendment, and either party will take any action with respect to such amendment without the approval of the other.

         11.6 PAYMENT OF CONTRIBUTIONS. Seller shall pay in full prior to the Closing Date all contributions and other amounts due under each Employee Plan for any period ending on or before the Closing Date. No Employee Plan or other person has sought, or will seek prior to the Closing Date, a waiver of any funding requirements with respect to any Employee Plan.

         11.7 OTHER LIABILITIES. Seller hereby represents that no liability to any employee, beneficiary or other person or entity has been incurred prior to and including the Closing Date in connection with any Employee Plan, by reason of any action or inaction by Seller or any person affiliated with Seller, or any plan administrator or fiduciary, or any other person other than liabilities undertaken by them under the terms of the Employee Plan. Seller hereby agrees that no liability to any employee, beneficiary or other person or entity shall be incurred following the Closing Date in connection with any Employee Plan, by reason of any action or inaction by Seller or any person affiliated with Seller, or any plan administrator or fiduciary, or any other person other than liabilities undertaken by them under the terms of the Employee Plan.

         11.8 INFORMATION. All Subject Employees and their beneficiaries and dependents, and all other participants and beneficiaries of any Employee Plan, all available data and benefits applicable to each of them under the terms of each Employee Plan (including, without limitation, complete pertinent pay history and all administrative records), shall be correctly identified and set forth in records delivered, at the election of Buyer, on or prior to the Closing Date by Seller to Buyer. Any such records not delivered by the Closing Date and requested by Buyer shall be delivered as promptly as practicable thereafter. Seller shall provide Buyer with all administrative forms, employee booklets, summary plan descriptions, and other employee communication materials used in connection with each Employee Plan, to the extent requested by Buyer. Seller shall deliver to Buyer at or prior to the Closing Date copies of all available prior plans and of all determination letters and applications for determination letters (including all correspondence with respect thereto) relating to the qualification of any Employee Plan under Section 401(a) of the Internal Revenue Code of 1954.

ARTICLE 12.       PARTIES' OBLIGATIONS AFTER THE CLOSING

 A.   A SELLING PARTIES OBLIGATIONS

         12.1 PRESERVATION OF GOODWILL. Following the Closing, Selling Parties will not knowingly take any action to impair the goodwill, business reputation, employee relations and prospects connected with the Assets to be conveyed to Buyer hereunder.

         12.2 CHANGE OF NAME. If requested by Buyer, Selling Parties agree that after the Closing Date they shall not use or employ in any manner directly or indirectly the name of Clinical MicroSystems, Inc. or any variation thereof, and that they will take and cause to be taken all necessary action by Seller's board of directors, stockholders and any other persons in order to make this change in Seller's name on or before the Closing Date.

         12.3 GUARANTY OF ACCOUNTS RECEIVABLE; UNILAB RECEIVABLE. Selling Parties, jointly and severally, guarantee to Buyer payment of Accounts Receivable of Seller existing on the Closing Date and set forth on SCHEDULE 12.3 hereof, less the amount reserved for doubtful accounts on Seller's Balance Sheet dated as of the Stub Period Date ("Guaranteed Receivable Amount"). If the Guaranteed Receivable Amount has not been received by Buyer within one hundred twenty days (120) after the Closing Date, Buyer may, at any time after such one hundred twenty day (120) period, notify Seller in writing of the amount required to be paid by Seller hereunder and Seller shall make such payment to Buyer within fifteen (15) days after receipt of such notice. Any such notice given to Seller shall identify the accounts that have not been paid as well as the specific amounts due from each of such accounts. In the event Buyer subsequently collects any such delinquent Accounts Receivable, it shall reimburse Seller to the extent of any such collected Accounts Receivable. Selling Parties and Buyer hereby acknowledge and agree that there is due to Seller on the date hereof a receivable from Unilab Corporation ("Unilab Receivable") in the approximate amount of four hundred fifty thousand dollars ($450,000) and that in the event the full amount of the Unilab Receivable is not collected by Buyer on or before the date that the third installment of the payment due to Seller under the provisions of Section 2.1(c) hereof is required to be paid to Seller. Buyer may immediately reduce the amount of such third installment due Seller or its assignee(s) or designee(s) by an amount equal to fifty percent (50%) of any portion of the Unilab Receivable not collected.

         12.4 SELLING PARTIES' INDEMNITIES. Selling Parties shall indemnify, defend and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees ("Losses") , that Buyer shall incur or suffer, which arise out of or result from any breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Selling Parties under this Agreement.

                  Notwithstanding any other provision of this Agreement, except for Selling Parties obligations under Section 12.3, Selling Parties shall not be liable to Buyer on any warranty, representation or covenant made by Selling Parties in this Agreement, or under any of their indemnities in this Agreement, regarding any single claim, loss, expense, obligation or other liability that does not exceed $3,000 provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities exceeding $3,000 each reaches $25,000. Selling Parties shall thereafter be liable in full for all such breaches and indemnities and regarding all those claims, losses, expenses, obligations and liabilities exceeding $25,000.

         12.5 ACCESS TO RECORDS. From and after the Closing, Selling Parties shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Selling Parties as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

         12.6 NONSOLICITATION OF EMPLOYEES. None of the Selling Parties shall, for five (5) years from the date of this Agreement, solicit any employee of Buyer or of any direct or indirect subsidiary of Buyer to leave such employment if such employee was at any time between the date hereof and the Closing an employee of Seller.

         12.7 DEPOSIT OF CHECKS. Selling Parties shall cooperate with Buyer in making all necessary or desirable arrangements so that checks and other payments on accounts receivable purchased by Buyer pursuant to this Agreement may be deposited into Buyer's bank accounts without endorsement by Seller.

         12.8 GUARANTEE. Shareholder hereby unconditionally guarantees to Buyer the full and timely performance of all of the obligations and agreements of Seller. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses which shall become recoverable as a result of the nonperformance of any of the obligations or agreements so guaranteed as a result of the nonperformance of this guarantee. Buyer may, at its option, proceed against Shareholder for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against any other party or against any of Shareholder's properties. Shareholder further agrees that his guarantee shall be an irrevocable extension and shall continue in effect notwithstanding any extension or modification for any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor, and Shareholder hereby waives all special suretyship defenses and notice requirements.

         12.9 BUYER'S FUND. Any funds received by Seller which are for the account of Buyer hereunder including but not limited to licensing, maintenance and other fees received by Seller after the Closing Date shall be remitted by Seller to Buyer promptly after receipt thereof by Seller.

 B.   BUYER'S OBLIGATIONS.

          12.10 RECORDS OF SELLER. From the Closing Date, and so long as required under applicable law, Buyer agrees that it shall not destroy any original records of the Seller existing on the

Closing Date without first offering to give Shareholder such records (which option must be exercised within 20 days after the giving thereof by the Buyer), and Buyer shall provide Shareholder with reasonable access to review any such books and records and to make copies thereof during normal business hours of the Buyer in connection with tax returns, tax audits, claims that could reasonably be expected to be asserted against Seller or Shareholder, or for any other valid business purpose.

          12.11 ACCESS TO RECORDS. From and after the Closing, Buyer shall allow Selling Parties, and their counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Buyer as Selling Parties reasonably require in order to comply with their respective obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

          12.12 BUYER'S INDEMNITIES. Buyer shall indemnify, defend and hold harmless Seller and Shareholder against and in respect of any and all Losses (as such term is defined in Section 12.4 hereof) that Seller and/or Shareholder shall incur or suffer, which arise out of or result from any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Buyer under this Agreement.

                   Notwithstanding any other provision of this Agreement, except for Buyer's obligation to pay the consideration for the Assets referred to in
Section 2.1 hereof and to pay amounts due in connection with liabilities of the Seller to be assumed hereunder, Buyer shall not be liable to Seller and/or Shareholder on any warranty, representation or covenant made by Buyer in this Agreement, or under any of its indemnities in this Agreement, regarding any single claim loss, expense, obligation or other liability that does not exceed $3,000, provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations and liabilities exceeding $3,000 each reaches $25,000, Buyer shall thereafter be liable in full for all such breaches and indemnities and regarding all those claims, losses, expenses, obligations and liabilities exceeding such $25,000 amount.

 C.   ASSERTION OF CLAIMS.

         12.13 ASSERTION OF CLAIMS. All claims for indemnification by either of the Selling Parties pursuant to Section 12.12 hereof or the Buyer pursuant to
Section 12.4 hereof, or any other provision of this Agreement except Section 12.3, shall be asserted and resolved as follows:

                   (a) Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Losses, specifying the nature and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced, but only to the extent such notification within such time period is practicable. The Indemnifying Party shall have 30 days from the date the Claim Notice is given in accordance with the notice provisions hereof (the "Notice Period") to notify the Indemnified Party (x) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (y) whether its desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party. (A) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise. (B) If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party. In the case of either (A) or (B), if the Indemnifying Party has not yet admitted its liability for a claim the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to
         (i) admit liability for the claim if it has not already done so and
         (ii) if liability has been admitted, reject, in its reasonably judgment, the proposed settlement. Failure to reject such settlement within such 30 day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnify therefor, unless the Indemnifying Party has prior to the time of settlement admitted liability for such claim.

                   (b) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice (including an explanation, in reasonable detail, of the basis for such claim, the particular representation, warranty or covenant claimed to be breached by the Indemnifying Party, and the manner in which the amount claimed to be due was computed, together with all documents in the possession of the Indemnified Party relating to such claim for Losses) with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the Claim Notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

          12.14 RIGHT OF OFFSET. (a) Subject to the limitations contained in the second paragraph of Section 12.4, the Buyer shall have the right at its option to offset against any amounts (whether payable by the Buyer or any of its affiliates) due to Seller under Section 2.1(c) hereof, any and all amounts due, after giving effect to the tax consequences affecting Buyer as a result of the matter in question (in each case as determined in the reasonable judgment of Buyer) any of the Losses pursuant to the provisions of this Section 12.14. Amounts offset hereunder shall be taken first out of shares of Common Stock , if any, issued or issuable to Selling Parties pursuant to Section 2.1 and, to the extent the fair market value of such Common Stock (defined as the closing price of the Buyer's Common Stock reported on NASDAQ/MNS on the date such claim is made) is less than the aggregate value of such claims(s), out of the cash portion of payments made pursuant to Section 2.1(c) hereof.

                  (b) In the event Seller notifies Buyer that it disputes the validity or amount of any claim for Losses with 30 days from the date the Claim Notice is given by the Buyer to Seller, then, in lieu of exercising any right of offset pursuant to Section 12.14(a), the Buyer shall deposit an amount in escrow up to but not exceeding the amount reasonably claimed to be due by the Buyer pursuant to such Claim Notice. Such amounts shall be held by the Buyer's regular outside counsel, or if such attorney cannot or is unwilling to serve, a financial institution selected by the Buyer (the "Escrow Agent") in an interest bearing account (only with respect to any cash deposited into such escrow) subject to the terms and conditions of an escrow agreement (the "Escrow Agreement") by and among Selling Parties, Buyer and Escrow Agent in the form attached hereto as SCHEDULE 12.14. Notwithstanding the foregoing provisions of this Section 12.14, unless and until the Buyer executes and delivers to Seller a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent, then the Buyer may not exercise the offset rights set forth in this Section
12.14. Notwithstanding the foregoing provisions of this Section 12.14 if the Buyer has delivered the executed counterpart contemplated by the immediately preceding sentence, then unless and until Selling Parties execute and deliver to the Buyer a counterpart of the Escrow Agreement executed by Selling Parties, the Buyer may directly offset amounts described above without placing such amounts in escrow.

ARTICLE 13.       COSTS.

         13.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions, except that Seller has retained Corum Group, Ltd., as its Broker, and any fees or commissions and expenses associated therewith is the sole obligation of Seller.

         13.2 EXPENSES. Each of the parties shall pay all costs and expenses, including, but not limited to attorneys' fees, incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE 14.       FORM OF AGREEMENT

         14.1 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         14.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 15.       PARTIES

         15.1 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement

         15.2 ASSIGNMENT. Buyer may not assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of Seller except for any assignment in connection with the sale of substantially all of Buyer's assets or capital stock to an unaffiliated third party and except as provided in Section 20.6. Except as otherwise set forth herein the Selling Parties may not assign or delegate any of their respective rights or duties hereunder, without the prior written consent of the Buyer. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

ARTICLE 16.       REMEDIES

         16.1 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other preceding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         16.2 CONDITIONS PERMITTING TERMINATION. Subject to the provisions of
Article 3 relating to the postponement of the Closing Date, either party may on the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

         16.3 DEFAULTS PERMITTING TERMINATION. If either Buyer or Seller materially defaults in the due and timely performance of any of its representations, warranties, covenants, or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 18. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective three (3) business days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

ARTICLE 17.       NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All representations, warranties, covenants and agreements in the Confidentiality and No Shop Agreement between the parties dated January 17, 1997, more fully described in SCHEDULE 20.2 and contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

ARTICLE 18.       NOTICES

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

                  SELLER:                   Clinical MicroSystems, Inc.
                                            400 West Main Street
                                            Babylon, NY 11702
                                            Attn: Glenn Gilchrist

                           with copy to:    John R. Calcagni, Esq.
                                            Haley, Weinblatt & Calcagni, LLP
                                            Federal Plaza
                                            300 Rabro Drive
                                            Hauppauge, NY 11788

                  SHAREHOLDER:              Glenn Gilchrist
                                            Clinical MicroSytems, Inc.
                                            400 West Main Street
                                            Babylon, NY 11702

                  BUYER:                    ProxyMed, Inc.
                                            2501 Davie Road, Suite 230
                                            Fort Lauderdale, FL 33317
                                            Attn: Harold S. Blue

                           with copy to:    Frank M. Puthoff, Esq.
                                            ProxyMed, Inc.
                                            2501 Davie Road, Suite 230
                                            Fort Lauderdale, FL 33317


Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 19.       GOVERNING LAW

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida, without regard to its conflict of laws provisions.

ARTICLE 20.       MISCELLANEOUS

         20.1 ANNOUNCEMENTS. Except as and to the extent required by any applicable law, regulation or order, including Securities and Exchange Commission regulations, no party to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of negotiations regarding a proposed transaction between the parties or any of the terms, conditions or other aspects of a proposed transaction without prior written consent of the other party, In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. Buyer agrees to deliver to Seller a copy of the proposed public announcement relating to this transaction prior to the publication thereof in order to give Seller an opportunity to make recommendations with respect thereto, which recommendation shall in no way be binding on Buyer.

          20.2  CONFIDENTIALITY   AND  NO  SHOP  AGREEMENT.   Seller  and  Buyer
acknowledge and affirm the Confidentiality and No Shop dated January 17 1997, a copy of which is set forth in SCHEDULE 20.2.

          20.3 FURTHER ACTIONS. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

         20.4 SEVERABLE COVENANTS. In the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         20.5 SPECIFIC PERFORMANCE. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement, any other party hereto shall be entitled to specific performance. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         20.6 NOMINEE. In the event Buyer elects to assign this Agreement to a wholly owned subsidiary of Buyer, Selling Parties hereby consent to any such assignment so long as Buyer unconditionally and irrevocably guarantees the obligations of such subsidiary hereunder.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

BUYER:                                      PROXYMED, INC.

                                            By:  /s/ JACK GUINAN
                                                ---------------------------
                                                  Jack Guinan, President

SELLER:                                     CLINICAL MICROSYSTEMS, INC.

                                             By: /s/ GLENN GILCHRIST
                                                ---------------------------
                                                   Glenn Gilchrist, President

SHAREHOLDER:                                 By: /s/ GLENN GILCHRIST
                                                ---------------------------
                                                   Glenn Gilchrist